Exhibit (h) (iii)

EXPENSE LIMITATION AGREEMENT

THIS AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT (the “Agreement”) is entered into and effective as of March 30, 2023, by and between OCM Mutual Fund (the “Trust”), on behalf of the OCM Gold Fund (the “Fund”), a series of the Trust, and Orrell Capital Management, Inc., the Fund’s investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser, dated as of March 29, 2012, as amended or modified from time to time (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement provides that the parties may agree to limit the operating expenses of the Fund;

WHEREAS, the parties wish to amend and restate the Agreement to reflect the name change of the Advisor Class of the Fund to the “Atlas Class”; and

WHEREAS, the Adviser has agreed to limit the operating expenses of the Investor Class shares and Atlas Class shares of the Fund pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires the Adviser to implement those limits.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES.  The Adviser hereby agrees to waive all or a portion of the advisory fees payable to it with respect to the Fund under the Advisory Agreement, and to reimburse the Fund for operating expenses that the Fund incurs to the extent necessary to ensure that the total annual operating expenses of the Fund (excluding all federal, state and local taxes, interest expenses on borrowings, brokerage commissions, acquired fund fees and expenses (as defined in Form N‑1A under the Investment Company Act of 1940, as amended, or any successor form thereto) and extraordinary expenses) do not exceed 2.99% of the Fund’s average daily net assets allocable to its Investor Class shares and 2.49% of the Fund’s average daily net assets allocable to its Atlas Class shares.

2. REIMBURSEMENT OF FEES AND EXPENSES.  The Adviser has a right to receive reimbursement for fee waivers and/or expense reimbursements made pursuant to this Agreement made in the prior three fiscal years, provided that after giving effect to such reimbursement total annual operating expenses of the Fund (excluding all federal, state and local taxes, interest expenses on borrowings, brokerage commissions, acquired fund fees and expenses (as defined in Form N‑1A under the Investment Company Act of 1940, as amended, or any successor form thereto) and extraordinary expenses) do not exceed 2.99% of the Fund’s average daily net assets allocable to its Investor Class shares and 2.49% of the Fund’s average daily net assets allocable to its Atlas Class shares in any year of reimbursement.

3. TERM.  Except with respect to Section 2 hereof, this Agreement shall be effective for a one year period ending on April 1, 2024, provided that each year the Adviser may, in its discretion agree to continue the Agreement for another one year period that covers the effectiveness of the Fund’s then current prospectus.  This Agreement shall automatically terminate upon the termination of the Advisory Agreement.

4. TERMINATION.  During any period this Agreement is in effect, this Agreement can only be terminated prior to the end of such period by the Board of Trustees of the Trust.

5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Massachusetts without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

OCM MUTUAL FUND

By:  /s/ Gregory M. Orrell

Its: President

ORRELL CAPITAL MANAGEMENT, INC.

By:  /s/ Gregory M. Orrell

Its: President